EXHIBIT 99.1

Vanguard Reports First Quarter Results

NASHVILLE, Tenn. – November 11, 2008 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the first quarter ended September 30, 2008.

Total revenues for the quarter ended September 30, 2008, were $719.0 million, an increase of $56.5 million or 8.5% from the prior year quarter. Patient service revenues and health plan premium revenues increased $41.5 million and $15.0 million, respectively, from the prior year quarter. The increase in patient service revenues primarily resulted from a 5.7% increase in patient revenues per adjusted hospital discharge and a 2.9% increase in hospital adjusted discharges. The increase in health plan premium revenues resulted primarily from an increase in average membership in our managed Medicaid health plan in Phoenix, Arizona during the current year quarter compared to the prior year quarter.

For the quarter ended September 30, 2008, Vanguard reported a loss from continuing operations of $0.1 million compared to a loss from continuing operations of $6.5 million during the prior year quarter. Salaries and benefits as a percentage of total revenues decreased from 41.3% during the prior year quarter to 40.7% during the current year quarter. This ratio was positively impacted during the current year quarter by a change in our employee medical benefit structure effective July 1, 2008 whereby we began providing self-insured coverage for all of our employees, which resulted in a greater amount of patient service revenues and benefits expense being eliminated in consolidation. This ratio was negatively impacted during the current year quarter by increases in the number of employed physicians and corporate resources necessary to implement our physician alignment and quality of care initiatives. The provision for doubtful accounts as a percentage of patient service revenues decreased to 9.1% during the current year quarter compared to 9.7% during the prior year quarter. The primary reason for this decrease was due to an increase in those accounts that met our charity care guidelines during the current year quarter. Charity care revenue deductions as a percentage of patient service revenues increased to 4.3% during the current year quarter compared to 3.1% during the prior year quarter.

For the quarter ended September 30, 2008, Vanguard’s net income was $0.9 million compared to a net loss of $6.9 million during the prior year quarter.

Adjusted EBITDA was $63.2 million for the quarter ended September 30, 2008, an increase of $6.4 million or 11.3% from the prior year quarter. A reconciliation of Adjusted EBITDA to net income or loss as determined in accordance with accounting principles generally accepted in the United States for the quarters ended September 30, 2007 and 2008 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended September 30, 2008 reflect a 1.5% increase in discharges and a 2.9% increase in hospital adjusted discharges compared to the prior year quarter. Emergency room visits, inpatient surgeries and outpatient surgeries increased 1.7%, 2.8% and 4.3%, respectively, during the current year quarter compared to the prior year quarter.

Net cash provided by operating activities was $66.9 million for the quarter ended September 30, 2008 compared to $57.1 million for the prior year quarter. The improvement in operating cash flows was primarily attributable to improved operating results and improved cash collections of accounts receivable during the current year quarter compared to the prior year quarter. Net days in accounts receivable improved by 2 days during the current year quarter compared to the prior year quarter. Cash used in investing activities decreased $2.8 million during the current year quarter compared to the prior year quarter, primarily due to a $3.8 million decrease in capital expenditures.

“We are pleased that the progress we have made with our quality of care, physician alignment and employee engagement initiatives have resulted in solid first quarter operating results,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer. “We expect to build on this momentum during the remainder of our fiscal year and continue our commitment to delivering a broad range of healthcare services based upon clinical excellence and operational efficiency to the communities we serve.”

Vanguard will host a conference call for investors at 11:00 am EST on November 12, 2008. All interested investors are invited to access a live audio broadcast of the call, via webcast. The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on First Quarter Webcast or at http://www.visualwebcaster.com/event.asp?id=52725. If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com. To access the replay, click on First Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 15 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas; and Massachusetts. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended September 30,

	2007		2008

Patient service revenues	$556.8	84.0%	$598.3	83.2%
Premium revenues	105.7	16.0	120.7	16.8

Total revenues	662.5	100.0	719.0	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.5 and $1.4, respectively)	273.7	41.3	292.6	40.7
Supplies	103.2	15.6	111.8	15.5
Medical claims expense	76.0	11.5	87.0	12.1
Provision for doubtful accounts	53.9	8.1	54.6	7.6
Purchased services	34.8	5.3	41.4	5.8
Rents and leases	10.1	1.5	11.2	1.6
Other operating expenses	54.5	8.2	58.6	8.1
Depreciation and amortization	32.5	4.9	32.3	4.5
Interest, net	31.7	4.8	28.7	4.0
Other	2.0	0.3	0.7	0.1

Total costs and expenses	672.4	101.5	718.9	100.0

Income (loss) from continuing operations before income taxes	(9.9)	(1.5)	0.1	0.0
Income tax expense (benefit)	(3.4)	0.5	0.2	0.0

Loss from continuing operations	(6.5)	(1.0)	(0.1)	0.0
Income (loss) from discontinued operations, net of taxes	(0.4)	(0.1)	1.0	0.1

Net income (loss)	$(6.9)	(1.1)%	$0.9	0.1%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In millions)

	Three months ended September 30,

	2007	2008

Net income (loss)	$(6.9)	$0.9
Interest, net	31.7	28.7
Income tax expense (benefit)	(3.4)	0.2
Depreciation and amortization	32.5	32.3
Minority interests	0.9	0.9
Equity method income	(0.9)	–
Stock compensation	0.5	1.4
Loss (gain) on sale of assets	0.1	(2.1)
Monitoring fees and expenses	1.9	1.3
Realized holding loss on investments	–	0.6
Loss (income) from discontinued operations, net of taxes	0.4	(1.0)

Adjusted EBITDA (a)	$56.8	$63.2

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, equity method income or loss, stock compensation, gain or loss on sale of assets, monitoring fees and expenses, realized holding losses on investments and discontinued operations (net of taxes). Adjusted EBITDA is not intended as a substitute for net income or loss, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

		(Unaudited)
	June 30, 2008	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$141.6	$192.5
Restricted cash	2.1	2.1
Marketable securities	26.3	9.4
Accounts receivable, net of allowance for doubtful accounts of approximately $117.7 and $121.1 at June 30, 2008 and September 30, 2008, respectively	300.4	294.4
Inventories	49.2	51.2
Prepaid expenses and other current assets	80.3	87.0

Total current assets	599.9	636.6

Property, plant and equipment, net	1,174.0	1,152.4
Goodwill	689.2	689.2
Intangible assets, net	61.4	62.8
Investments in and advances to affiliates	6.0	5.9
Investments in auction rate securities	–	15.1
Other assets	51.8	50.7

Total assets	$2,582.3	$2,612.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$162.8	$156.3
Accrued salaries and benefits	97.4	97.7
Accrued health claims	51.1	57.1
Accrued interest	13.2	26.2
Other accrued expenses and current liabilities	49.6	57.0
Current maturities of long-term debt	8.0	8.0

Total current liabilities	382.1	402.3
Minority interests in equity of consolidated entities	9.1	9.2
Other liabilities	97.0	103.0
Long-term debt, less current maturities	1,529.5	1,532.7
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	647.1	648.5
Accumulated other comprehensive income	2.8	1.4
Retained deficit	(85.3)	(84.4)

Total liabilities and stockholders’ equity	$2,582.3	$2,612.7

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three months ended September 30,

	2007	2008

Operating activities:
Net income (loss)	$(6.9)	$0.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations, net of taxes	0.4	(1.0)
Depreciation and amortization	32.5	32.3
Provision for doubtful accounts	53.9	54.6
Deferred income taxes	(4.2)	(0.8)
Amortization of loan costs	1.2	1.3
Accretion of principal on senior discount notes	4.6	5.1
Loss (gain) on sale of assets	0.1	(2.1)
Stock compensation	0.5	1.4
Non-cash realized holding loss on investments	–	0.6
Changes in operating assets and liabilities:
Accounts receivable	(57.3)	(48.5)
Inventories	(0.4)	(2.1)
Prepaid expenses and other current assets	(1.9)	(5.3)
Accounts payable	5.3	(6.5)
Accrued expenses and other liabilities	28.5	36.0

Net cash provided by operating activities – continuing operations	56.3	65.9
Net cash provided by operating activities – discontinued operations	0.8	1.0

Net cash provided by operating activities	57.1	66.9
Investing activities:
Capital expenditures	(21.4)	(17.6)
Proceeds from asset dispositions	0.1	3.9
Purchases of marketable securities	(30.0)	–
Sales of marketable securities	30.0	–
Other	1.3	(0.4)

Net cash used in investing activities – continuing operations	(20.0)	(14.1)
Net cash provided by investing activities – discontinued operations	3.1	–

Net cash used in investing activities	(16.9)	(14.1)
Financing activities:
Payments of long-term debt	(2.0)	(1.9)
Proceeds from stock option exercises	0.2	–
Payments to retire stock and stock options	(0.2)	–

Net cash used in financing activities	(2.0)	(1.9)

Net increase in cash and cash equivalents	38.2	50.9
Cash and cash equivalents, beginning of period	120.1	141.6

Cash and cash equivalents, end of period	$158.3	$192.5

Net cash paid for interest	$13.2	$9.8

Net cash paid for income taxes	$0.4	$0.6

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics
(Unaudited)

	Three months ended September 30,

	2007	2008	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,143	4,131
Discharges	41,665	42,281	1.5%
Adjusted discharges-hospitals	66,764	68,669	2.9%
Average length of stay	4.29	4.21	(1.8)%
Patient days	178,542	178,119	(0.2)%
Adjusted patient days-hospitals	286,097	289,285	1.1%
Patient revenue per adjusted discharge-hospitals	$7,833	$8,276	5.7%
Inpatient surgeries	9,220	9,478	2.8%
Outpatient surgeries	18,129	18,900	4.3%
Emergency room visits	144,743	147,182	1.7%

Charity care as a percent of patient
service revenues	3.1%	4.3%

Provision for doubtful accounts as a percent
of patient service revenues	9.7%	9.1%

Net patient revenue payer mix:
Medicare	25.3%	25.7%
Medicaid	8.6%	7.4%
Managed Medicare	13.2%	13.4%
Managed Medicaid	8.0%	9.5%
Managed care	34.0%	34.3%
Commercial	1.2%	1.1%
Self pay	9.7%	8.6%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131